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                                                                EXHIBIT 4.3

                              CERTIFICATE OF TRUST
                                       OF
                            TRENWICK CAPITAL TRUST I

        This certificate of trust of Trenwick Capital Trust I (the "Trust"), dated as of January 21, 1997, is being duly executed and filed by the undersigned, as Delaware trustee, to create a business trust under the Delaware Business Trust Act (12 Del. C. Section 3801, et. seg.).

        1. Name. The name of the business trust being created hereby is Trenwick Capital Trust I.

        2. Delaware Trustee. The name and business address of the trustee of the Trust with a principal place of business in the State of Delaware are as follows:

            Chase Manhattan Bank Delaware
            1201 Market Street
            Wilmington, DE 19801

        3. Effective Date. This Certificate of Trust shall be effective as of its filing.

        IN WITNESS WHEREOF, the undersigned, being the Delaware trustee of the Trust, has executed this Certificate of Trust as of the date first above written.

                                CHASE MANHATTAN BANK DELAWARE,
                                  Not in its individual capacity
                                  but solely as Delaware Trustee



                                By  /s/ John J. Cashin
                                    ------------------------------
                                    Name: John J. Cashin
                                    Title: Senior Trust Officer


STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 07:55 PM 01/21/1997
971020385-2708779